Exhibit 10.2

Riverneck Road, LLC

199 Riverneck Road

Chelmsford, MA 01824

AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT

As of December 22, 2005

MASSACHUSETTS MUTUAL LIFE

  INSURANCE COMPANY

C.M. LIFE INSURANCE COMPANY

1295 State Street

Springfield, Massachusetts 01111

Ladies and Gentlemen:

Riverneck Road, LLC, a Delaware limited liability company (the “Company”), hereby agrees with you as follows:

1.	PRELIMINARY STATEMENTS.

The Company issued and sold $7,650,000 aggregate principal amount of its 7.30% Senior Secured Notes due November 2, 2014 (the “Notes”, as they may be amended, restated or otherwise modified from time to time), pursuant to that certain Note Purchase Agreement, dated as of October 26, 1999 (as in effect immediately prior to giving effect to the amendments provided for in this Amendment Agreement (as hereinafter defined), the “Existing Note Agreement”, and as amended hereby, the “Note Purchase Agreement”). The register for the registration and transfer of the Notes indicates that collectively you are currently the holders of the entire outstanding principal amount of the Notes.

2.	DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Agreement.

3.	AMENDMENTS.

Subject to Section 5, the Existing Note Agreement is amended as provided for by this Amendment No. 1 to Note Purchase Agreement (the “Amendment Agreement”) as follows:

(a) Amendment to Definitions. Section 10 of the Existing Note Agreement is hereby amended by:

(i) deleting the definition of “Capital Lease” in its entirety and substituting in lieu thereof the following new definition:

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

(ii) deleting the definition of “Subsidiary” in its entirety and substituting in lieu thereof the following new definition:

“Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

(iii) inserting, in alphabetical order, the following new definitions:

“Capital Lease Obligations” shall mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Consolidated EBIT” shall mean, with respect to any Person and for any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net Income and without duplication, (a) Consolidated Interest Expense for such period, (b) income tax expense for such period, (c) income (or loss) from extraordinary items and (d) other non-cash charges for such period, all as determined in accordance with GAAP. For purposes of calculating Consolidated EBIT for any period, if during such period such Person shall have acquired or disposed of substantially all of the assets of a Subsidiary, then Consolidated EBIT for such period shall include the pro forma effect of such acquisition or divestiture as if such transaction had occurred at the beginning of the relevant period.

“Consolidated EBITDA” shall mean, with respect to any Person and for any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net Income and without duplication, (a) depreciation and amortization expense for such period, (b) Consolidated Interest Expense for such period, (c) income tax expense for such period, (d) income (or loss) from extraordinary items and (e) other non-cash charges for such period, all as determined in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period, if during such period such Person shall have acquired or disposed of substantially all of the assets of a Subsidiary, then Consolidated EBITDA for such period shall include the pro forma effect of such acquisition or divestiture as if such transaction had occurred at the beginning of the relevant period.

“Consolidated Indebtedness” shall have the same meaning as the defined term “Indebtedness” in the Existing Note Agreement and shall include Indebtedness of any Subsidiary.

“Consolidated Interest Expense” shall mean, with respect to any Person and for any period, the gross interest expense of such Person (including imputed interest on Capital Lease Obligations) deducted in the calculation of Consolidated Net Income for such period.

“Consolidated Net Income” shall mean, with respect to any Person and any period, the net income (or loss) of such Person and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between such Person and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” shall mean, with respect to any Person, as of the date of any determination thereof, the sum of (1) the par value (or value stated on the books of such Person) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of such Person and its Subsidiaries plus (2) the amount of paid-in capital and retained earnings of such Person and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of such Person and its Subsidiaries as of such time prepared in accordance with GAAP.

(b) Amendment to Section 11.1. Section 11.1 of the Existing Note Agreement is hereby amended as follows:

(i) deleting subdivisions (p), (q) and (r) in their entirety and substituting in lieu thereof the following new subdivisions (p), (q), (r), (s) and (t):

(p) an Event of Default (as defined in that certain Note Purchase Agreement between you and 199 Riverneck, LLC dated October 26, 1999) shall occur and be continuing;

(q) the failure to obtain a certificate of compliance for the order of conditions identified on Exhibit 4.5 on or before June 1, 2000;

(r) if Mercury, as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2005, permits the ratio of (i) Consolidated EBIT for the period of four (4) consecutive fiscal quarters ending on such date to (ii) Consolidated Interest Expense for such period to be less than 4.00 to 1.00;

(s) if Mercury, as of the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2005, permits the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date to be greater than (1) 3.75 to 1.00 for the periods ending on December 31, 2005, March 31, 2006 June 30, 2006 and September 30, 2006, (2) 3.25 to 1.00 for the periods ending on December 31, 2006 and March 31, 2007, and (3) 3.00 to 1.00 for the periods ending June 30, 2007 and September 30, 2007, and (4) 2.75 to 1.00 for any such period ending thereafter; and

(t) the failure of Mercury, at any time on or after June 30, 2006, to maintain a minimum Consolidated Net Worth equal to the sum of (i) $165,000,000, plus (ii) 25% of Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ending September 30, 2006;

(ii) deleting the text “then, in the case of an Event of Default of the character described in subdivisions (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (p), (q) or (r) of this Section 11.1” following subdivision (r) of the Existing Note Agreement and substituting in lieu thereof the following text:

“then, in the case of an Event of Default of the character described in subdivisions (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s) or (t) of this Section 11.1”.

(iii) deleting the text “subdivisions (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (p), (q) or (r)” in the last paragraph of Section 11.1 and substituting in lieu thereof the following text:

“subdivisions (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s) or (t)”.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce you to enter into this Amendment Agreement and to consent to the amendments to the Existing Note Agreement effected hereby (the “Amendments”), the Company represents and warrants as follows:

4.1 Reaffirmation of Representations and Warranties. All of the representations and warranties contained in Section 5 of the Note Purchase Agreement were true and correct at and as of the date made. Except to the extent of changes resulting from transactions contemplated or permitted by the Note Purchase Agreement, changes occurring in the ordinary course of business (which changes, either singly or in the aggregate, have not been materially adverse) and to the extent that such representations and warranties relate expressly to an earlier date and after giving effect to the provisions hereof, such representations and warranties, after giving effect to this Amendment Agreement, are also correct at and as of the date hereof.

4.2 Organization, Power, etc. The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with powers adequate for the making and performing of this Amendment Agreement.

4.3 Legal Validity. The execution and delivery of this Amendment Agreement by the Company and the compliance by the Company of its obligations hereunder are within the authority of the Company and do not and will not contravene any provision of law or the Company’s organizational documents or of any indenture, agreement, instrument or undertaking binding upon the Company.

This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized representative of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to the availability of equitable remedies.

4.4 No Defaults. No event has occurred and no condition exists that, upon the execution and delivery of this Amendment Agreement, would constitute an Event of Default.

5.	EFFECTIVENESS OF AMENDMENTS.

The Amendments shall become effective as of the first date written above (the “Effective Date”) upon (a) receipt by the Company of the written consent hereto of the Required Holders, (b) execution and delivery by you and Mercury of that certain amendment of even date herewith to the Representation Letter, (c) execution and delivery by you and 199 Riverneck, LLC of that certain amendment of even date herewith to the Note Purchase Agreement between you and 199 Riverneck, LLC dated as of October 26, 1999, and (d) execution and delivery by you and Mercury of that certain amendment of even date herewith to the Representation and Covenant Letter between you and Mercury dated as of October 26, 1999 relating to the issuance by 199 Riverneck, LLC of its 7.30% Senior Secured Notes due November 2, 2014.

6.	WAIVER.

As of the Effective Date, any Event of Default arising from Mercury’s non-compliance on November 2, 2005 with Section 11.1(p) of the Existing Note Agreement, Section 4.8 of the Representation Letter (prior to any amendment thereto as of the date hereof), Section 11.1(p) of that certain Note Purchase Agreement between you and 199 Riverneck, LLC dated as of October 26, 1999 (prior to any amendment thereto as of the date hereof) or Section 4.8 of that certain Representation and Covenant Letter between you and Mercury dated as of October 26, 1999 (prior to any amendment thereto as of the date hereof) relating to the issuance by 199 Riverneck, LLC of its 7.30% Senior Secured Notes due November 2, 2014 is hereby waived.

7.	MISCELLANEOUS.

7.1 Part of Existing Note Agreement; Future References, etc. This Amendment Agreement shall be construed in connection with and as a part of the Existing Note Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Existing Note Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

7.2 Counterparts. This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

7.3 Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[End of Page]

Signature Page of Amendment No. 1 to Note Purchase Agreement with Riverneck Road, LLC

If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this agreement and returning it to the Company, whereupon it will become a binding agreement among you and the Company.

RIVERNECK ROAD, LLC By: Mercury Computer Systems, Inc., its managing member

By:	/S/ ROBERT E. HULT
Name: Robert E. Hult Title: Senior Vice President, CFO and Treasurer

The foregoing Amendment Agreement is hereby accepted as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY By: Babson Capital Management LLC, as investment adviser

By:	/S/ ELISABETH A. PERENICK
Name: Elisabeth A. Perenick Title: Managing Director

C.M. LIFE INSURANCE COMPANY By: Babson Capital Management LLC, as investment sub-adviser

By:	/S/ ELISABETH A. PERENICK
Name: Elisabeth A. Perenick Title: Managing Director